Exhibit 99.1

Pernix Group, Inc. Announces Award of U.S. Army Corps of Engineers Project at Camp Humphrey’s, South Korea

LOMBARD, IL — January 29, 2014 — Pernix Group, Inc. (OTCQB: PRXG) today announced the award of a $11.6 million dollar contract to its joint venture, Pernix Kaseman Joint Venture, to construct a 4,600 square foot security facility communication center special area, including administrative offices. The work will be performed for the U.S. Army Corps of Engineers Far East District at USAG Humphreys in South Korea.

“This is a very strategic win for our team, and we are pleased to support the Army Corps of Engineers and our Government’s mission in South Korea” said Pernix Group’s CEO & President, Nidal Zayed. “This is also a great opportunity to continue growing our excellent relationship with Michael Baker International.  I am confident that we will again demonstrate our expertise in delivering complex, crucial and time sensitive projects for the U.S. Government.”

About Pernix Group, Inc.

Pernix Group, Inc. is a global company with its headquarters in Lombard, Illinois. The Company is engaged in two primary operating business segments: construction services as a Design-Build General Contractor primarily in the federal government and private commercial markets; and building, managing and investing in Power Generation Projects as an Independent Power Producer. Pernix has full-scale construction and management capabilities, with operations in the United States, Africa, the Middle East, and the South Pacific. In 2014, ENR rated Pernix Group as the 48th largest U.S. contractor working abroad; Pernix also ranked in ENR’s Top 25 Contractors for Building Government Offices. Pernix Group, Inc. common stock is traded on the over-the-counter quotation board (OTCQB) under the symbol PRXG. Additional information is available at www.pernixgroup.com.

Forward-Looking Statement

Certain of the statements made in this press release are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and other factors that could cause or contribute to actual results differing materially from such forward-looking statements are discussed in greater detail in the Company’s filings with the U.S. Securities and Exchange Commission.

Contact:

Patrick J. Gainer

Chief Financial Officer

Pernix Group, Inc.

Tel: (630) 620-4787

pgainer@pernixgroup.com

Casey Stegman

Director of Investor Relations

Stonegate Securities

Tel: (214) 987-4121

casey@stonegateinc.com